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                                                                   EXHIBIT 10.51

                      SEPARATION AND SETTLEMENT AGREEMENT



          THIS SEPARATION AND SETTLEMENT AGREEMENT dated as of July 3, 2000, (this "Agreement") is between Sheldon S. Ohringer ("Ohringer") and FirstWorld Communications, Inc. a Delaware corporation ("FirstWorld").

                                    RECITALS

          A. FirstWorld and Ohringer entered into an Employment Agreement dated as of September 28, 1998 (as amended, the "Employment Agreement").

          B. FirstWorld and Ohringer have mutually agreed that it would be in both of their interests to terminate the Employment Agreement, the employment relationship between them and Ohringer's position on the First World Board of Directors and related positions.

          C. In connection with the termination of the Employment Agreement and the employment relationship, FirstWorld and Ohringer desire to release each other from any and all obligations or legal right either may owe to the other, except for the specific rights and obligations identified in this Agreement.

          D. The entering into this Agreement is not an admission on either party's part of any wrongdoing or actual liability owed to the other.

          E. Except as specifically provided below, it is intended that this Agreement be construed in the broadest possible manner, in accordance with the parties' express intention that all disputes between them arising out of or in any way connected to Ohringer's employment with FirstWorld be forever resolved. This includes all potential and actual claims under both federal and state law, the Employment Agreement and under the company benefit plans including the FirstWorld Stock Option Agreement. Ohringer shall retain no rights with respect to his employment except for any rights he may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and any rights specifically granted by this Agreement.

          THEREFORE, in consideration of the mutual promises, covenants and other considerations set forth below, Ohringer and FirstWorld agree as follows:

                                   AGREEMENT

          1.   Consideration.  In consideration for Ohringer's resignation of
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employment and position on the FirstWorld Board of Directors and related positions, the confidentiality provisions, the non-compete provisions, the releases and other agreements set forth in this Agreement, FirstWorld agrees as follows:



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          (a) To pay Ohringer the following on or before July 10, 2000

              (i) The sum of $420,000 as Severance Pay under the Employment Agreement, less applicable taxes and other withholdings;

              (ii) The sum $1,000,000 as the final installment of the Equalization Payment under the Employment Agreement, less applicable taxes and other withholdings; and

              (iii) The sum of $8,415,000 as a Deferred Cash Bonus under the
                    Employment Agreement, less applicable taxes and other withholdings.

          (b) FirstWorld shall take the necessary steps to cause an additional 130,000 options of FirstWorld Common Stock to vest under the Stock Option Agreement no later than July 10 2000, subject to the terms and conditions of paragraph 5(f) of the Employment Agreement.

          2.   Resignation.  Ohringer hereby resigns his employment with
               -----------
FirstWorld, his position on the FirstWorld board of directors, his membership on the chairman's committee, strategy and finance committee, options committee and as an officer and director of any FirstWorld affiliated entity effective as of July 3, 2000 (the "Termination Date"). FirstWorld shall issue a press release announcing that Ohringer has resigned. that may include language to the effect that Ohringer "has resigned to pursue other personal and professional interests." The form of the press release shall be provided to Ohringer in advance for his review and comment.

          3.   Employment Benefits.  On July 15, FirstWorld shall pay Ohringer
               -------------------
for his earned and unpaid salary as of July 3, 2000 and for his accrued but unused vacation time as of July 3, 2000, less normal and customary deductions for income, employment and other tax withholding. Ohringer shall retain any rights he may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

          4.   Confidential Information, Ownership of Documents: Non-
               -----------------------------------------------------
Competition. Ohringer acknowledges his obligations under paragraph 10 of the Employment Agreement and agrees that all provisions of that paragraph shall remain in effect with the sole exception that the time period for noncompetition under paragraph 10(c) of the Employment Agreement shall be for six months following the date of Ohringer's Termination Date rather than one year.

          5.   Stock Options. Except for the additional 130,000 stock options
               -------------
that FirstWorld shall cause to vest under paragraph 1(b) above and those options that had previously vested (which the parties acknowledge to be 1,870,000 stock options), Ohringer shall have no further rights to any stock options or shares, including without limitation, any rights under paragraph 5(g) of the Employment Agreement. The exercise of all vested options shall be subject to the terms and conditions of paragraph 5(f) of the Employment Agreement.


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          6.   Mutual General Release.  Except as specifically provided herein
               ----------------------
to the contrary, Ohringer, for himself, his heirs, his personal representatives, assigns, and attorneys, and FirstWorld, for itself, its present and future affiliates and subsidiaries, and each of their past, present, and future officers, directors, employees, shareholders, independent contractors, insurers, agents, representatives, assigns and attorneys, mutually release and discharge the other, the other's heirs, personal representatives, assigns, present and future affiliates and subsidiaries, past, present, and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers, and any and all other persons or entities that are now or may become liable to the other due to the acts or omissions of either Ohringer or FirstWorld, of and from any and all actions, causes of actions, claims, demands, costs and expenses, including attorneys' fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that either of them, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring prior to the effective date of this Agreement without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, expressed or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under Federal, State or Local Laws, such as, but not necessarily limited to the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of
1964, the Age Discrimination and Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans With Disabilities Act, and the Colorado Civil Rights Act; provided however, that this release shall not be intended to and
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shall not release Ohringer from any claims for fraud, intentional  misconduct or gross negligence that may be brought by any third party (including derivative actions brought by third parties on behalf of the company) or for claims by FirstWorld, or any insurer of FirstWorld, seeking reimbursement or contribution for any such claims, and provided further that neither FirstWorld nor Ohringer
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releases the other party from any obligations, nor waives any rights, under the
Indemnification Agreement dated as of July 20, 1999, between FirstWorld and Ohringer. Such Indemnification Agreement shall remain in full force and effect, and Ohringer shall continue to be covered by FirstWorld's Director and Officer Policy, in accordance with the terms of that policy, for the periods he served in such capacities.

          7.   Covenant Not to Sue.  Ohringer and FirstWorld and any affiliate
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each covenant with the other never to institute or participate in any administrative proceeding, suit or action, at law or in equity, against each other by reason of any claim released in this Agreement.

          8.   Denial of Liability.  Ohringer and FirstWorld each understand and
               -------------------
agree that this Agreement shall not be construed as an admission of liability on the part of any person, firm, corporation, or other entity released, liability being expressly denied.

          9.   References.  Ohringer shall only list FirstWorld's human
               ----------
resources director for any reference for his employment with FirstWorld. In the event FirstWorld's human resources director is contacted by any prospective employer of Ohringer, FirstWorld shall



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provide to such employer only Ohringer's title at FirstWorld, the dates of his employment and his last salary level. Ohringer expressly assumes all risk associated with listing any past or present FirstWorld employee other than the human resources director.

          10.  Covenant of Nondisparagement.  Ohringer covenants never to
               ----------------------------
disparage or speak ill of FirstWorld or any of its products, services, affiliates, subsidiaries, officers, directors, employees or shareholders. FirstWorld will not knowingly issue any statements that, or authorize any of its officers or directors to disparage or speak ill of Ohringer; FirstWorld shall notify its executive and senior vice presidents, vice president of finance and directors of the provisions of this paragraph. Nothing in this paragraph will preclude either Ohringer or FirstWorld, its officer, directors, employees and representatives, from providing truthful testimony and consultation related to any judicial, governmental or other legal proceeding.

          11.  Confidentiality.  Ohringer agrees that he shall not divulge,
               ---------------
disclose, or make available in any manner, or to any person or entity, other than his legal counsel, financial adviser or immediate family member, the terms of this Agreement, except to the extent necessary for the payment of federal and state income taxes, if any, or pursuant to a subpoena in any judicial or governmental proceeding, provided however, that should Ohringer be served with a subpoena requiring disclosure he will provide FirstWorld's general counsel with notice of the subpoena within one business day and shall not disclose any information until at least five business days after giving such notice so that FirstWorld may take the necessary action to seek a protective order if it so desires.

          12.  Continued Cooperation and Further Assurances.  FirstWorld and
               --------------------------------------------
Ohringer shall execute such further documents or take such further action as necessary to further the purposes of this Agreement. For a period of thirty days from the Termination Date, upon request, Ohringer shall provide reasonable assistance and cooperation to assist in the transition of his duties and responsibilities. Ohringer also agrees to make himself reasonably available to FirstWorld to furnish full and truthful information concerning any events, which took place during his employment, and to furnish full and truthful consultation concerning any potential or actual litigation relating to FirstWorld. Should Ohringer be contacted by any person concerning any pending or potential litigation relating to FirstWorld, Ohringer shall immediately notify FirstWorld's general counsel.

          13.  Nonreliance.  Ohringer and FirstWorld agree that they expressly
               -----------
assume all risk that the facts or law may be, or become, different than the facts or law as presently believed by them; provided that the individual executing below on behalf of FirstWorld represents and warrants that he/she is duly authorized to execute and bind FirstWorld to this Agreement, and that this Agreement is the valid and binding agreement of FirstWorld.

          14.  Governing Law.  This Agreement shall governed by the laws of the
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state of Colorado and may be enforced in any court of competent jurisdiction.



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          15.  Specific Performance.  The provisions of paragraphs 10 and 11 of
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this Agreement may be enforced by an action for specific performance without requiring the posting of a bond.

          16.  Definitions.  Capitalized terms in this Agreement that are not
               -----------
otherwise defined shall have the same meaning as in the Employment Agreement.

          17.  Signatures.  By their signatures below, each party to this
               ----------
Agreement represents that he or it has read this Agreement in full, has voluntarily entered into this Agreement upon advice of legal counsel, or with the full opportunity to consult legal counsel, agrees that it is in his or its best interest to enter into this Agreement, agrees that he or it believes that this Agreement represents a fair and reasonable resolution of the differences between the parties and agrees to all of the terms and conditions specified in this Agreement.

          18.  Entire Agreement.  This Agreement represents the entire agreement
               ----------------
between the parties, and this Agreement may not be modified or otherwise amended without a document, in writing, subscribed to by each of the parties.

          19.  Counterparts and Facsimiles.   This Agreement may be executed in
               ---------------------------
counterparts and shall be effective upon the date of the last signature. Facsimile signatures shall be treated the same as original signatures.



SHELDON S. OHRINGER


________________________________________    ___________________
                                              Date

FIRSTWORLD COMMUNICATIONS, INC.


By:_____________________________________    _______________________
  Authorized Agent/Representative             Date



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